UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

ONE LIBERTY PROPERTIES, INC.

(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other jurisdiction	(Commission file No.)	(IRS Employer
of incorporation)		I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

516-466-3100

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On December 31, 2014, we entered into the fourth amendment to the Second Amended and Restated Loan Agreement, dated as of March 31, 2010, with Manufacturers and Traders Trust Company, VNB New York, LLC (successor by merger to VNB New York Corp), Bank Leumi USA, and Israel Discount Bank of New York. This amendment to our revolving credit facility:

•	Extends the expiration date of the facility from March 31, 2015 to December 31, 2018.

•	Eliminates the 4.75% interest rate floor and instead provides that the interest rate equals the one month LIBOR rate plus the applicable margin. The applicable margin ranges from 175 basis points, if our ratio of total debt to total value (as calculated pursuant to the facility) is equal to or less than 50%, increasing to a maximum of 300 basis points if such ratio is greater than 65%. We estimate that in the first quarter of 2015, the interest rate on the facility will be approximately 1.87%, a decrease of approximately 288 basis points from the interest rate in effect prior to this amendment.

•	Amends various provisions in the facility to, among other things, decrease the minimum required average outstanding deposit balances to $3 million.

At December 31, 2014, there is an outstanding balance of $13.25 million under the facility.

We paid an aggregate of $562,500 in commitment and extension fees in connection with this amendment of the credit facility.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

2

Item 9.01     Financial Statements and Exhibits

     (d) Exhibits

Exhibit
No.	Description of Exhibit

10.1	Fourth Amendment dated as of December 31, 2014 to the Second Amended and Restated Loan Agreement, dated as of March 31, 2010, between VNB New York, LLC (successor by merger to VNB New York Corp), Bank Leumi USA, Israel Discount Bank of New York and Manufacturers and Traders Trust Company, as lenders, and One Liberty Properties, Inc.

99.1	Press release dated January 5, 2015.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.
Date: January 5, 2015

	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President and
Chief Financial Officer

4